Exhibit 3.11

LIMITED LIABILITY COMPANY OPERATING STATEMENT

OF

TSI BRIENCE, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF JULY 14, 2003

LIMITED LIABILITY COMPANY OPERATING STATEMENT

OF TSI BRIENCE, LLC

This Limited Liability Company Operating Statement of TSI Brience, LLC (the “Company”) is made as of July 14, 2003, by TSI Telecommunication Network Services, Inc., a Delaware corporation, its sole member (the “Member”).

ARTICLE I

ORGANIZATION

Section 1.1 Formation. The Member caused to be formed a limited liability company under the provisions of the Delaware Limited Liability Company Act (the “Act”) by causing a Certificate of Formation to be filed with the Delaware Secretary of State on July 1, 2003. The Member shall be the sole member of the Company.

Section 1.2 Company Name. The name of the Company is “TSI Brience, LLC” which shall be the Company’s name until such time, if any, that the Board selects another name, and the Company’s business shall be carried on in such name with such variations and changes as the Board may deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 1.3 Registered Office; Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Articles of Organization or such other Person or Persons as the Board may designate from time to time in the manner provided by law.

Section 1.4 Place of Business. The principal office of the Company is at 201 N. Franklin Street, Suite 700, Tampa, Florida 33602, or at such other place as the Board may designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.

Section 1.5 Term. The existence of the Company commenced on the date of the filing of the Articles of Organization in the office of the Secretary of State of the State of Delaware in accordance with the Act, and, the Company shall have a perpetual life.

Section 1.6 No Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager, member of the Board, or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager, member of the Board or officer of the Company.

ARTICLE II

MANAGEMENT

Section 2.1 Management of the Company.

(a) The business and affairs of the Company shall be managed by a Board of Managers (the “Board”), which shall be responsible for policy setting and approval of the overall direction of the Company. Other than rights and powers expressly reserved herein to the Members and authority delegated to officers of the Company, the Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein.

(b) The Board shall consist of at least one but not more than seven Managers, the exact number of such Managers to be determined from time to time by resolution of the Board. The Board shall initially consist of six individuals, G. Edward Evans, David A. Donnini, Collin E. Roche, Odie C. Donald, Tony G. Holcombe and Raymond L. Lawless (the “Managers”).

Section 2.2 Meetings of the Board. Meetings of the Board may be called by or at the request of any one Manager. The person or persons authorized to call meetings of the Board may fix any place, either within or without the State of Delaware, as the place for holding any meeting of the Board called by them.

Section 2.3 Notice of Board Meetings. Written notice of any meeting of the Board shall be given as follows:

(a) By mail to each Manager at the Manager’s mailing address at least seven days prior to the meeting; or

(b) By personal delivery or facsimile transmission at least 24 hours prior to the meeting to each Manager.

If mailed, such notice shall be deemed to be delivered when deposited in the mail, so addressed, with postage thereon prepaid. If notice be given by facsimile transmission such notice shall be deemed to be delivered when the facsimile transmission is transmitted by the sender, receipt confirmed.

(c) Any Manager may waive notice of any meeting. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 2.4 Quorum. If the Board consists of one or two Managers all of the Managers shall constitute a quorum, and if the Board consists of more than two Managers, a majority of the number of Managers shall constitute a quorum for the transaction of business at any meeting of the Board, but if less than such majority is present at a meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice.

Section 2.5 Manner of Acting. Except as otherwise required by the Act or as may be otherwise provided herein, the act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board. Each Manager shall be entitled to one vote upon all matters submitted to the Board.

Section 2.6 Informal Action by Managers. Any action required or permitted to be taken at any meeting of the Board or by a committee thereof may be taken without a meeting if all of the members of the Board or such committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or such committee.

Section 2.7 Participation by Electronic Means. Any Manager may participate in a meeting of the Board or any committee thereof by means of telephone conference or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

Section 2.8 Vacancies. In the event that any Manager for any reason ceases to serve as a Manager on the Board or a committee during his term of office, the resulting vacancy on the Board or the committee shall be filled by a representative designated by the Member. A Manager chosen to fill a vacancy shall serve the unexpired term of the Manager’s predecessor in office. Except as may be otherwise set forth in this Agreement, any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by written agreement of a majority of the Members or by election at any annual meeting or at a special meeting of Members called for that purpose. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until the Manager’s successor has been elected and qualified.

Section 2.9 Resignation. Any Manager may resign at any time by giving written notice to the remaining Managers. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. When one or more Managers shall resign, effective at a future date, such vacancy or vacancies shall be filled pursuant to Section 2.8 hereof, such designation or designations to take effect when such resignation or resignations shall become effective.

Section 2.10 Fees and Expenses. The Company shall pay such reasonable and customary fees, as the Board may from time to time approve, to compensate the Managers for serving as Managers of the Company and shall pay or reimburse each Manager for the reasonable out-of-pocket expenses incurred by such Manager in connection with attending the meetings of the Board and any committees thereof.

Section 2.11 Committees. By resolution adopted by the Board, the Board may designate two or more Managers to constitute a committee, any of which shall have such authority in the management of the Company as the Board shall designate.

Section 2.12 Presumption of Assent. A Manager of the Company who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action taken unless a dissent shall be entered in the minutes of the meeting or unless the Manager files a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

Section 2.13 Power to Bind Company. Unless the Board consists of one (1) Manager, no Manager (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

Section 2.14 Liability of a Manager. No Manager shall be personally liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment decree or order of a court.

Section 2.15 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board and the officers of the Company herein set forth.

ARTICLE III

EXECUTIVE OFFICERS

Section 3.1 General. The officers of the Company shall be chosen by the Board and shall be a President and a Secretary. The Board may also choose one Chairman of the Board (who must be a Manager), a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, and one or more Vice Presidents (and, in the case of each Vice President, with such descriptive title, if any, as the Board shall determine), Assistant Secretaries, a Treasurer, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law. The officers of the Company need not be Members of the Company nor, except in the case of the Chairman of the Board, need such officers be Managers of the Company.

Section 3.2 Election. The Board, shall elect the officers of the Company who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board; and all officers of the Company shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board may be removed at any time, with or without cause, by the affirmative vote of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The salaries of all officers of the Company shall be fixed by the Board. The Board may delegate such duties to any such officers or other employees, agents and consultants of the Company as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

Section 3.3 Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the President or any Vice President or any other officer authorized to do so by the Board and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

Section 3.4 Chairman of the Board. The Chairman of the Board, if there be any, shall preside at all meetings of the Members and of the Board. The Chairman of the Board shall be selected from time to time by the Board. The Chairman of the Board shall each individually possess the same power as the President to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board. During the absence or disability of the President, the Chairman of the Board shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned by this Agreement or by the Board.

Section 3.5 President and Chief Executive Officer. The President shall attend all meetings of the Board and all meetings of the Members and shall, subject to the control of the Board and, if there be any, the Chairman of the Board, have general supervision of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or, when authorized by this Agreement, the Board or the President, the other officers of the Company shall execute all bonds, mortgages, contracts, documents and other instruments of the Company. In the absence or disability of the Chairman of the Board, or if there be none, the President shall preside at all meetings of the Members and the Board. Unless the Board shall otherwise designate, the President shall be the Chief Executive Officer of the Company. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by this Agreement or by the Board.

Section 3.6 Vice Presidents. At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairman of the Board), the Vice President, or the Vice Presidents if there is more than one (in the order designated by the Board), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board from time to time may prescribe. If there be no Chairman of the Board and no Vice President, the Board shall designate the officer of the Company who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 3.7 Secretary. The Secretary shall attend all meetings of the Board and all meetings of Members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board or the President, under whose supervision the Secretary shall act. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Members and special meetings of the Board, and if there be no Assistant Secretary, then either the Board or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Company, if any, and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Company and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 3.8 Treasurer. The Treasurer shall attend all meetings of the Board and all meetings of the Members and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board, at its regular meetings, or when the Board so requires, an account of all transactions as Treasurer and of the financial condition of the Company. If required by the Board, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Company, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Company.

Section 3.9 Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 3.10 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board, an Assistant Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Company, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Company.

Section 3.11 Other Officers. Such other officers as the Board may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board, the Chairman of the Board or the President. The Board may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE IV

EXCULPATION AND INDEMNIFICATION

Section 4.1 Definitions. For purposes of this Section 4.1, each of the following terms shall have the meaning ascribed to such terms in this Section 4.1.

(a) The term “Covered Person” means and includes any of the following persons or entities: (a) any former, current or future Manager, (b) any former, current or future affiliate, trustee, trustor, beneficiary, member, manager, partner, shareholder, director, officer, employee, representative or agent of the Company, any Affiliate of the Company or any of the Persons listed in clause (a).

(b) The term “Proceeding” means and includes any threatened, pending, or completed demand, mediation, arbitration, suit, cause of action, action or other proceeding, whether civil, criminal, administrative, or investigative in nature, to which a Covered Person is a party or in which a Covered Person is otherwise involved. Without limiting the generality of the foregoing, Proceeding shall expressly include (a) any Proceeding brought by the Company against such Covered Person or brought in the right of the Company by any person or entity against such Covered Person; and (b) any Proceeding brought to establish any right to exculpation or indemnification under this Article IV.

(c) The term “Claim” means and includes any claim, loss, damages, liability, judgment, fine, settlement, compromise, award, cost, expense or other amount arising from or otherwise related to any Proceeding, including without limitation, any attorney fees, expert witness fees or related costs incurred in such Proceeding and any costs or expenses incurred in connection or otherwise related to such Covered Person’s establishment of a right to exculpation or indemnification in such Proceeding under this Article IV.

Section 4.2 Exculpation. Notwithstanding any provision of this Agreement to the contrary, whether express or implied, or any obligation or duty at law or in equity, and except to the extent otherwise explicitly provided by any other agreement or by applicable law, no Covered Person shall be liable to the Company or to any other person or entity for any act or omission related to the Company and the conduct of its business, this Agreement, any related document, or any transaction or investment contemplated by this Agreement or any related document to the extent that (1) such act was committed or such omission was made (i) in good faith by such Covered Person, and (ii) in the reasonable belief that such act or omission was in the Company’s best interests and within the scope of such Covered Person’s authority, as granted pursuant to this Agreement; and (2) such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence.

Section 4.3 Indemnification. To the fullest extent permitted by applicable laws, except as otherwise explicitly provided by any other agreement, the Company hereby indemnifies each Covered Person against and hereby agrees to defend and protect such Covered Person against and to hold such Covered Person free and harmless from any and all Claims arising from or otherwise related to such Covered Person’s act or omission to the extent that (a) such act or omission was related to the Company or its business, this Agreement, any related document, or any transaction or investment contemplated by this Agreement or any related document; (b) such act was committed or such omission was made (i) in good faith by such Covered Person, and (ii) in the reasonable belief that such act or omission was in the Company’s best interests and within the scope of such Covered Person’s authority, as granted pursuant to this Agreement; and (c) such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence.

Section 4.4 Limit on Indemnification. Notwithstanding Section 4.3 hereof to the contrary, no Covered Person shall be entitled to indemnification in any Proceeding under Section 4.3 to the extent that such Covered Person initiated the Proceeding unless (a) such Proceeding was brought to enforce such Covered Person’s rights to indemnification hereunder or (b) the Board authorized, directed, consented to, approved or ratified the bringing of such Proceeding, by formal resolution or other action.

Section 4.5 Advanced Expenses. Costs and expenses actually and reasonably incurred by a Covered Person in any Proceeding shall be paid by the Company in advance of final disposition of such Proceeding upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to exculpation under Section 4.2 hereof and indemnification under Section 4.3 hereof.

Section 4.6 Tender of Defense. Any Covered Person may tender defense of any Proceeding or make demand for exculpation or indemnification under this Article IV by providing written notice in accordance with this Agreement to the Board. Upon any tender of defense, the Company shall appoint such legal counsel for such Covered Person as such Covered Person may reasonably approve and, subject to the terms, conditions and other provisions of this Article IV, shall pay all attorneys fees and related costs incurred by such Covered Person to such legal counsel directly and in a timely manner.

Section 4.7 No Presumption. The termination of any Proceeding by a judgment, decree, order, injunction, settlement, compromise, award, conviction, or upon a plea of nolo contendere (or its equivalent) shall not, of itself, create a presumption that (a) a Covered Person did not act in good faith; or (b) that such Covered Person acted in a manner which (i) was not in the Company’s best interests, (ii) was not within the scope of such Covered Person’s authority, or (iii) such Covered Person did not reasonably believe to be in the Company’s best interests or within the scope of such Covered Person’s authority.

Section 4.8 Successful Defense. To the extent that any Covered Person is successful on the merits in defense of any Proceeding, such Covered Person shall be deemed and considered entitled to exculpation under Section 4.2 hereof and indemnification under Section 4.3 hereof.

Section 4.9 Standard of Conduct. The determination that any Covered Person has met or not met the applicable standard of conduct required by Section 4.2 hereof or Section 4.3 hereof may be made by a finding, judgment, order or decree of any court or other presiding authority in any Proceeding, whether upon application of the Company or of such Covered Person (regardless of whether the Company opposes application).

Section 4.10 Nonexclusive Remedy. The rights and remedies under this Article IV shall not be deemed or considered exclusive of or (in any way) diminish, limit, restrict alter or otherwise adversely affect any other right to exculpation or to indemnification or any other right or remedy available to any Covered Person under any agreement, any vote of Members, any vote of the Board, any applicable law or otherwise, both with respect to acts or omissions in an official capacity and acts or omissions in a separate capacity while holding such official capacity.

Section 4.11 Survival of Rights. The rights and remedies under this Article IV shall survive and continue for any person who or entity which has ceased to be a Covered Person for any act committed or omission made while a Covered Person and shall inure to the benefit of the heirs, executors, and administrators of such person or entity.

Section 4.12 Amendments. Any repeal or modification of this Article IV shall not adversely affect any right or remedy of such Covered Person pursuant to this Article IV, including the right to indemnification or to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

TSI TELECOMMUNICATION NETWORK SERVICES INC., a Delaware corporation

By	/S/ RAYMOND L. LAWLESS
Name	Raymond L. Lawless
Title	Chief Financial Officer and Secretary

SCHEDULE A

Member	Units	Sharing Ratio	Capital Contribution
TSI Telecommunications Network Services Inc.	1	100%	$0.00

201 N. Franklin Street Suite 700 Tampa, Florida 33602